Registration No. 33-19179

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

IOWA (State or other jurisdiction of incorporation or organization)	42-0935283 (I.R.S. Employer Identification Number)

ONE CONVENIENCE BLVD. ANKENY, IOWA (Address of principal executive offices)	50021 (Zip Code)

CASEY’S GENERAL STORES 401(K) PLAN

(Full title of the plan)

Ronald M. Lamb

Chief Executive Officer

One Convenience Boulevard

Ankeny, Iowa 50021

(Name and address of agent for service)

(515) 965-6100

(Telephone number, including area code, of agent for service)

With copies to:

William J. Noth

Ahlers & Cooney, P.C.

100 Court Avenue, Suite 600

Des Moines, Iowa 50309

(515) 246-0332

Name Change

The purpose of this Post-Effective Amendment No. 2 to Registration Statement No. 33-19179 (the “Post-Effective Amendment”) is to reflect the merger of the 401(k) plan of Casey’s General Stores, Inc. (the “Registrant”) with the employee stock ownership plan of the Registrant established under the Seventh Amended and Restated Casey’s General Stores, Inc. Employees’ Stock Ownership Plan and Trust Agreement and the change of the name of the merged plan, as so restated, to the “Casey’s General Stores 401(k) Plan.”

Explanatory Note

On December 18, 1987, the Registrant filed a Registration Statement on Form S-8 (Registration No. 33-19179) registering 2,281,700 shares of common stock, no par value (the “Common Stock”), then held for issuance in accordance with the terms of Registrant’s Fourth Amended and Restated Casey’s General Stores, Inc. Employees’ Profit Sharing and Stock Ownership Plan and Trust (the “Original Plan”). The Registrant filed a Post-Effective Amendment No. 1 to the foregoing Registration Statement on August 4, 1989, in connection with the amendment and restatement of the Original Plan as an employee stock ownership plan (the “ESOP”) under the terms of a Fifth Amended and Restated Casey’s General Stores, Inc. Employees’ Profit Sharing and Stock Ownership Plan and Trust Agreement. Such Registration Statement, as so amended, is incorporated herein by reference. The Registrant subsequently amended and restated the ESOP trust agreement in 1995 and 2002 to comply with federal income tax regulations governing such plans. On April 28, 2003, the Executive Committee of Registrant’s Board of Directors approved (i) the merger of the Registrant’s 401(k) plan with the Seventh Amended and Restated Casey’s General Stores, Inc. Employees’ Stock Ownership Plan and Trust (the current ESOP) and the restatement of the merged plan as the “Casey’s General Stores 401(k) Plan,” and (ii) the “Trustar Directed Trust Agreement” established and maintained under the terms of such Plan.

PART II

Item 8.	Exhibits

The following exhibits are filed as part of this Post-Effective Amendment or incorporated herein by reference.

Exhibit No.	Description

10.34	Casey’s General Stores 401(k) Plan.

10.35	Trustar Directed Trust Agreement

23.1	Consent of KPMG LLP, independent auditors.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ankeny, State of Iowa, on the 6th day of June, 2003.

CASEY’S GENERAL STORES, INC.

By:	/s/ RONALD M. LAMB
Ronald M. Lamb, Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMIE H. SHAFFER
Jamie H. Shaffer, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Date: June 6, 2003	By:	/s/ RONALD M. LAMB
Ronald M. Lamb Chief Executive Officer (Principal Executive Officer)

Date: June 6, 2003	By:	/s/ DONALD F. LAMBERTI
Donald F. Lamberti Director

Date: June 6, 2003	By:	/s/ JOHN G. HARMON
John G. Harmon Secretary/Treasurer

Date: June 6, 2003	By:	/s/ KENNETH H. HAYNIE
Kenneth H. Haynie Director

Date: June 6, 2003	By:	/s/ JOHN R. FITZGIBBON
John R. Fitzgibbon Director

Date: June 6, 2003	By:	/s/ PATRICIA CLARE SULLIVAN
Patricia Clare Sullivan Director

Date: June 6, 2003	By:	/s/ JOHN P. TAYLOR
John P. Taylor Director

LIST OF EXHIBITS

Exhibit No.	Description

10.34	Casey’s General Stores 401(k) Plan

10.35	Trustar Directed Trust Agreement

23.1	Consent of KPMG LLP